April 18, 2013

I, Aaron M. Riccelli, am lending Innovative Designs, Inc the amount of $25,000 Dollars, for a period of 120 days, at an interest rate of 10%. Repayment of $27,500 interest included will be made by August 31, 2013.

/s/ Aaron Riccelli
Aaron Riccelli

/s/ Joseph Riccelli
Joseph Riccelli